CUSIP No. 152418109                                          Page 21 of 24 Pages

                                                                       EXHIBIT 5

                                 [ON LETTERHEAD]

February 22, 2002                   VIA TELEFAX

Mr. John Doherty
Mr. Joseph Doherty
Joseph Doherty Family LP
c/o Central Bancorp, Inc.
399 Highland Avenue
Somerville, MA 02144

Dear Sirs:

The Schedule 13G/Amendment #3, filed on February 14, 2002 by John Doherty, individually, does not meet the Doherty Group's public reporting obligations under Section 13 of the Securities Exchange Act of 1934 and the regulations promulgated by the Securities & Exchange Commission ("SEC") thereunder, because it fails to disclose: (1) the existence of the Doherty Group, which apparently already collectively owns in excess of 5% of Central Bancorp's stock, and (2) the Doherty Group's "control" intent, as expressed in the Doherty Group's various Federal Reserve Bank ("FRB") Change in Control filings, to acquire up to as much as 20% of Central Bancorp's outstanding stock.

The use of Schedule 13G is also inappropriate because it is intended for passive investments, without a control intent. The Doherty Group clearly has a control intent, as expressed in your FRB Change in Control filings.

Therefore, we hereby demand that you provide full and complete disclosure of the existence of the Doherty Group, it's control intent and related activities in a
Schedule 13D. If you do not immediately make a complete public disclosure via a
Schedule 13D, please be advised that we have engaged Foley & Lardner to pursue legal action against each of you. Foley & Lardner has prepared a complaint which is ready to be filed in federal court at our request. However, we have asked them to not file the complaint until February 26, 2002, in order to give the Doherty Group one last chance to meet its obligations and avoid protracted litigation and personal expense. We encourage you to take advantage of this last opportunity to meet your obligations.

Sincerely,

/s/ Richard Lashley

Richard Lashley
Principal

cc:      Foley & Lardner, Chicago